UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Mitcham Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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MITCHAM INDUSTRIES, INC.

8141 SH 75 SOUTH
P.O. BOX 1175
HUNTSVILLE, TEXAS 77342-1175

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 24, 2008

To our Shareholders:

We will hold the Annual Meeting of Shareholders of Mitcham Industries, Inc., a Texas corporation, on Thursday, July 24, 2008, at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time. At the Annual Meeting, shareholders will be asked to:

1.	Elect six individuals to serve on our Board of Directors until the next annual meeting of shareholders or until their respective successors are elected and qualified;

2.	Ratify the selection by the Audit Committee of our Board of Directors of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009; and

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors has established the close of business on May 27, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held July 24, 2008, and any adjournment or postponement thereof.

Sincerely,

Billy F. Mitcham, Jr.
President and Chief Executive Officer

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

June 3, 2008

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MITCHAM INDUSTRIES, INC.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342-1175

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be Held July 24, 2008

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

This proxy statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Mitcham Industries, Inc., a Texas corporation, of proxies from the holders of record of our common stock, par value $0.01 per share, at the close of business on May 27, 2008, for use in voting at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time, on Thursday, July 24, 2008, and any adjournment or postponement thereof.

The Notice of Annual Meeting, this proxy statement, the attached proxy card and our Annual Report for the fiscal year ended January 31, 2008 are being mailed together on or about June 3, 2008 to each of our shareholders entitled to notice of and to vote at the Annual Meeting.

Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (1) the election of each of the six individuals nominated for election as directors; (2) the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm by our Audit Committee for the fiscal year ending January 31, 2009; and (3) as recommended by our Board with regard to any other matters, or if no recommendation is given, at the discretion of the appointed proxy holders.

Expenses of Solicitation

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Broadridge Investor Communication Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of $15,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Shareholders Sharing the Same Last Name and Address

We are sending only one copy of our proxy statement and Annual Report to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate

Secretary in writing at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175 or call us at 936-291-2277. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Shareholders Entitled to Vote

Our Board has fixed the close of business on May 27, 2008 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on May 27, 2008, there were 9,795,609 issued and outstanding shares of common stock, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting.

For a period of 10 days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at our principal place of business, which is located at 8141 SH 75 South, Huntsville, Texas 77340.

Quorum

Our Second Amended and Restated Bylaws provide that a majority of the outstanding shares of common stock, represented either in person or by proxy, entitled to vote will constitute a quorum for the transaction of business. Consequently, holders of at least 4,897,805 shares of our common stock must be present either in person or by proxy to establish a quorum for the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes cast, broker non-votes will have no effect. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against ratification, and broker non-votes will have no effect.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial owner.

Vote Required

Assuming a quorum is present, the election of directors will require a plurality of the votes cast at the Annual Meeting. The ratification of the selected independent registered public accounting firm will require the affirmative vote of a majority of the shares entitled to vote on, and that vote, for, against or expressly abstain, with respect to the proposal at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate votes for and against, abstentions and broker non-votes.

Revocation of Proxies

If you are a registered stockholder (meaning your shares are registered directly in your name with our transfer agent) you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by (1) sending in an executed proxy card with a later date, (2) timely submitting a proxy with new voting instructions by telephone or over the Internet, (3) sending a written notice of revocation by mail to P.O. Box 1175, Huntsville, Texas 77342-1175 marked “Proxy Information Enclosed, Attention: Corporate Secretary” or (4) by attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy.

If you are a street name stockholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

CORPORATE GOVERNANCE

The following sections summarize information about our corporate governance policies, our Board and its committees and the director nomination process.

Our Governance Practices

General

We are committed to sound corporate governance principles. To evidence this commitment, our Board has adopted charters for its committees and a Code of Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is available on our website at http://www.mitchamindustries.com or in print, free of charge, to any shareholder who requests it by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary, or by telephone (936) 291-2277. Our Board regularly reviews corporate governance developments and modifies our governance documents as appropriate.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and our Corporate Controller, to ensure that our business is conducted in a legal and ethical manner.

All of our directors, officers and employees are required to certify their compliance with the Code of Ethics. The code requires that any exception to or waiver for an executive officer or director be made only by our Board and disclosed as required by law and the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”). To date, we have neither received any requests for, nor granted, waivers of the code for any of our executive officers or directors.

Among other things, the code addresses:

•	conflicts of interest;

•	insider trading;

•	record keeping and questionable accounting or auditing matters;

•	corporate opportunities;

•	confidentiality;

•	competition and fair dealing;

•	protection and proper use of our company assets; and

•	reporting of any illegal or unethical behavior.

It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the code.

Our Board

Determination of Director Independence

Our Board has determined that Messrs. John F. Schwalbe, R. Dean Lewis, Robert J. Albers and Peter H. Blum are each an independent director, as that term is defined in the NASDAQ Listing Standards.

Messrs. Schwalbe, Lewis, Albers and Blum constitute a majority of the members of our Board. Mr. Billy F. Mitcham, Jr. is not independent because he currently serves as our President and Chief Executive Officer. Mr. Robert P. Capps is not independent because he currently serves as our Executive Vice President of Finance and Chief Financial Officer.

Attendance at Board and Committee Meetings

During the fiscal year ended January 31, 2008, our Board held four meetings. Each individual serving as a director during such period attended all meetings of our Board and all meetings of the committees on which such individual served, with the exception of one member of the Audit Committee who failed to attend one of the seven meetings held by that committee during the year.

Attendance at Annual Meetings

We have a policy to encourage our directors to attend the annual meetings of our shareholders. All nominees who are currently serving as directors attended the annual meeting of our shareholders in July 2007, with the exception of Mr. Albers who was not appointed to the Board of Directors until January 30, 2008.

Shareholder Communications with Our Board

Our Board welcomes communications from our shareholders. Shareholders may send communications to our Board, or any director in particular, by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary or via e-mail through our website at http://www.mitchamindustries.com. Each communication must (1) identify the sender, (2) identify the applicable director(s) and (3) contain the information necessary to enable the director(s) to contact the sender. Our Corporate Secretary will relay this information to the applicable director(s) and request that the sender be contacted as soon as possible.

Committees of Our Board

As of the date of this proxy statement, our Board has standing Audit, Compensation and Nominating Committees. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the Securities and Exchange Commission’s rules and requirements and the NASDAQ Listing Standards. Each committee is governed by a written charter approved by the full Board.

Audit Committee

The Audit Committee has been established to assist our Board in:

•	overseeing the quality and integrity of our financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independent registered public accounting firm’s qualifications, independence and performance;

•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board have established;

•	facilitating an open avenue of communication among the registered independent accountants, financial and senior management, and our Board, with the registered independent accountants being accountable to the Audit Committee; and

•	performing such other duties as directed by our Board.

In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and external registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.

During the fiscal year ended January 31, 2008, the Audit Committee, which was comprised of Messrs. Schwalbe (Chairman), Lewis and Blum, held seven meetings. In April 2008, Mr. Albers replaced Mr. Blum on the Audit Committee. All members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. Our Board has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations. For information regarding Mr. Schwalbe’s business experience, see “Proposal 1 — Election of Directors — Information About Director Nominees.”

The report of the Audit Committee appears under the heading “Audit Committee Report” below.

Compensation Committee

Pursuant to its charter, the purposes of our Compensation Committee are to:

•	review, evaluate and approve the agreements, plans, policies and programs to compensate our officers and directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of shareholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or (4) by the Compensation Committee’s outside compensation consultant.

The Compensation Committee works with the management team and our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.

Our Chief Executive Officer is instrumental to this process. Specifically, our Chief Executive Officer assists the Compensation Committee by:

•	providing background information regarding our business goals;

•	annually reviewing performance of each of our executive officers (other than himself); and

•	recommending compensation arrangements and components for our executive officers (other than himself).

Our other executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms. During the fiscal year ended January 31, 2008, the Compensation Committee engaged the services of Villareal & Associates, a consulting firm experienced in executive compensation that has access to national compensation surveys and our compensation information, to assist it in evaluating executive compensation matters. Specifically, the Compensation Committee requested Villareal & Associates to provide information, insights and advice regarding our compensation philosophy, objectives and strategy and selection of peer companies for competitive analyses.

Together with management, Villareal & Associates and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.

To the extent permitted by applicable law, the Compensation Committee may form and delegate some or all of its authority under its charter to subcommittees when it deems such action appropriate.

During the fiscal year ended January 31, 2008, the Compensation Committee held two meetings. The Compensation Committee currently consists of Messrs. Schwalbe, Lewis, Albers and Blum (Chairman).

The report of the Compensation Committee appears under the heading “Compensation Committee Report” below.

Nominating Committee

The purposes of the Nominating Committee, as stated in its charter, include the following:

•	identify individuals qualified to become Board members;

•	recommend to our Board the persons to be nominated by our Board for election as directors at the annual meeting of shareholders; and

•	perform such other functions as our Board may assign to the committee from time to time.

During the fiscal year ended January 31, 2008, the Nominating Committee held one meeting. The Nominating Committee consists of Messrs. Schwalbe, Lewis, Albers and Blum (Chairman).

Director Nomination Process

The Nominating Committee is responsible for establishing criteria for selecting new directors, actively seeking individuals to become directors and recommending such individuals to our Board. In seeking candidates for our Board, the Nominating Committee will consider the entirety of each candidate’s credentials. Currently, the Nominating Committee does not require director candidates to possess a specific set of minimum qualifications, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating Committee’s perceptions about future issues and needs. However, while the Nominating Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications, and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.

The Nominating Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating Committee or shareholder recommendations, provided that the procedures set forth below are followed. The Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating Committee may consider previous experience as a member of our Board.

Shareholders or a group of shareholders may recommend potential candidates for consideration by the Nominating Committee by sending a written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175. For additional information, see “Shareholder Proposals and Director Nominations.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Mitcham Industries, Inc. or any of its subsidiaries or had any substantial business dealings with Mitcham Industries, Inc. or any of its subsidiaries. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before our Board at the recommendation of management. In May 2007, our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), adopted a formal process for reviewing, approving and ratifying transactions with related persons, which is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if:

•	the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of our Board; or

•	the transaction involves compensation approved by the Compensation Committee.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive vice president and Section 16 officer) or director;

•	a shareholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than:

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Person Transactions to be entered into for that calendar year, including the proposed aggregate value of the transactions (if applicable). After review, the Audit Committee approves or disapproves the transactions and at each subsequently scheduled meeting, management updates the Audit Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification is not forthcoming, management makes all reasonable efforts to cancel or annul the transaction.

Corporate Opportunity

Our Board recognizes that situations exist where a significant opportunity may be presented to management or a member of our Board that may equally be available to our company, either directly or via referral. Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), the opportunity must be presented to our Board for consideration.

Disclosure

All Related Person Transactions are to be disclosed in our applicable filings as required by the Securities and Exchange Commission’s rules and regulations. Furthermore, all Related Person Transactions are to be disclosed to the Audit Committee and any material Related Person Transaction are to be disclosed to the full Board.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended January 31, 2008, we have not participated in (or proposed to participate in) any transactions with related persons.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) were timely made.

Principal Holders of Securities

The following table sets forth the beneficial ownership of the outstanding shares of common stock as of May 15, 2008 with respect to each person, other than our directors and officers, we know to be the beneficial owner of 5% or more of our issued and outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class

Essex Investment Management Co., LLC.	582,063	(1)	5.9	%(2)
125 High Street Boston, MA 02110

(1)	In a Schedule 13F filed with the Securities and Exchange Commission in May 2008, Essex Investment Management Co. LLC. reported sole voting power with respect to 553,078 of the shares, sole dispositive power with respect to 582,063 of the shares and no shares subject to shared voting power or shared dispositive power.

(2)	Based on total shares outstanding of 9,795,609 at May 15, 2008.

Security Ownership of Management

The following table sets forth the beneficial ownership of common stock as of May 15, 2008 by (1) each of the executive officers named in the Summary Compensation Table below, (2) each of our directors and director nominees and (3) all current directors and executive officers as a group. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes to the table.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class(1)

Billy F. Mitcham, Jr.	625,147	(2)	6.1%
Peter H. Blum	550,036	(3)	5.5%
John F. Schwalbe	51,000	(4)	*	%
R. Dean Lewis	54,000	(5)	*	%
Robert J. Albers	3,000	(6)	*	%
Paul Guy Rogers	71,794	(7)	*	%
Robert P. Capps	77,000	(8)	*	%
Guy Malden	24,417	(9)	*	%
All current directors and executive officers as a group (8 persons)	1,456,394	(10)	13.5%

*	Less than 1%

(1)	Based on total shares outstanding of 9,795,609 at May 15, 2008. Also based on the number of shares owned and acquirable within 60 days of May 15, 2008.

(2)	Includes 12,500 shares of restricted stock that vest over two years and an aggregate of 3,100 shares owned by Mr. Mitcham’s spouse. Also includes shares underlying exercisable options and options that will become exercisable within 60 days of May 15, 2008 (collectively, the “Exercisable Options”) to purchase an aggregate of 418,833 shares of common stock.

(3)	Includes 1,333 shares of restricted stock that vest over the next year, 270,000 shares underlying Exercisable Options, 6,000 shares owned by Mr. Blum’s spouse’s IRA and 6,500 shares owned by Mr. Blum’s minor son.

(4)	Includes 50,000 shares underlying Exercisable Options.

(5)	Includes 50,000 shares underlying Exercisable Options.

(6)	Includes 3,000 shares of restricted stock that vest over the next year.

(7)	Includes 6,667 shares of restricted stock that vest over three years and 62,500 shares underlying Exercisable Options.

(8)	Includes 2,000 shares of restricted stock that vest over three years and 65,000 shares underlying Exercisable Options.

(9)	Includes 6,667 shares of restricted stock that vest over three years and 16,500 shares underlying Exercisable Options.

(10)	Includes 932,833 shares underlying Exercisable Options and 28,166 shares of restricted stock.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Six individuals will be elected at the Annual Meeting to serve as directors until the next annual meeting or until their respective successors are elected and qualified. Shares or proxies may not be voted for more than six director nominees. Based on recommendations from the Nominating Committee, our Board has nominated the six individuals listed below to serve until our 2009 Annual Meeting of Shareholders. All of the director nominees are currently serving on our Board.

The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board, except to the extent authority to vote is expressly withheld with respect to one or more nominees. If any nominee is unable to serve as a director for any reason, all shares represented by proxies pursuant to the enclosed proxy card, absent contrary instructions, will be voted for any substitute nominee designated by our Board.

Our Board recommends a vote “FOR” the election of each of the director nominees identified below.

Information About Director Nominees

The following table sets forth the names and ages, as of May 15, 2008, of our current directors, each of whom is a director nominee. Our directors are elected annually and serve one-year terms or until their death, resignation or removal.

Name	Age	Positions Held	Director Since

Billy F. Mitcham, Jr.	60	Director, President and Chief Executive Officer	1987
Peter H. Blum	52	Non-Executive Chairman	2000
Robert P. Capps	54	Director, Executive Vice President of Finance and Chief Financial Officer	2004
R. Dean Lewis	65	Director	1995
John F. Schwalbe	64	Director	1994
Robert J. Albers	67	Director	2008

Billy F. Mitcham, Jr. has served as our President and Chief Executive Officer since our inception in 1987. From 1987 until July 2004, Mr. Mitcham also served as Chairman of our Board. Mr. Mitcham has more than 28 years of experience in the geophysical industry. From 1979 to 1987, he served in various management capacities with Mitcham Associates, an unrelated equipment leasing company. From 1975 to 1979, Mr. Mitcham served in various capacities with Halliburton Services, primarily in oilfield services.

Peter H. Blum was elected Non-Executive Chairman of our Board on July 8, 2004. Mr. Blum is Vice Chairman and Head of Capital Markets of Ladenburg Thalmann & Co., Inc., an investment banking firm. From June 1998 until March 2003, Mr. Blum served as a Director, and from September 2001 until March 2003, as Executive Vice President, of Mallon Resources Corporation, an oil and gas exploration and production company that merged with Black Hills Corporation in March 2003. Prior to 1998, Mr. Blum was a senior investment banker with various Wall Street firms. Mr. Blum started his career with Arthur Young & Co. and received a Bachelor of Business Administration degree from the University of Wisconson-Madison.

Robert P. Capps has been a member of our Board since July 2004. In June 2006, Mr. Capps was appointed as our Executive Vice President and Chief Financial Officer. From July 1999 until May 2006, he was the Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation (“TeraForce”), a publicly-held provider of defense electronics products. On August 2, 2005, TeraForce filed for protection under Chapter 11 of the Federal Bankruptcy Code. On April 6, 2006, TeraForce’s Chapter 11 Plan of Reorganization was confirmed. From 1996 to 1999, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex, Inc., a NASDAQ-listed supplier of same-day transportation services. Prior to his employment with Dynamex, Mr. Capps was Executive Vice President and Chief Financial Officer of Hadson Corporation, a NYSE-listed energy company. Mr. Capps is a Certified Public Accountant and was formerly with Arthur Young & Co. Mr. Capps holds a Bachelor of Accountancy degree from the University of Oklahoma.

R. Dean Lewis is the Dean of the Business School at Sam Houston State University and has served in this capacity since October 1995. From 1987 to October 1995, Dr. Lewis was the Associate Dean and Professor of Marketing at Sam Houston State University. Prior to 1987, Dr. Lewis held a number of executive positions in the banking and finance industries.

John F. Schwalbe has had a professional career in public accounting for more than 30 years. Mr. Schwalbe’s experience includes auditing of oil and gas exploration and production enterprises, school districts and various banking institutions. Prior to his retirement in 2007, Mr. Schwalbe was in private practice for more than 25 years, with primary emphasis in tax planning, consultation and compliance. Mr. Schwalbe is a Certified Public Accountant and holds a Bachelor of Business Administration degree from Midwestern University.

Robert J. Albers was appointed to our Board in January 2008 based on the recommendation of the Nominating Committee. Mr. Albers currently manages Bob Albers Consulting whereby he acts as corporate management advisor to the management of the Sercel Group, a global manufacturer of geophysical equipment. From 1995 to 2002, he was Executive Vice President of Sercel, Inc. From 1990 to 1994, Mr. Albers served as Vice President and General Manager of Halliburton Geophysical Products. In 1982, he joined Geosource, Inc. and served as President and General Manager, Operations and Technology Group; from 1963 to 1982, he held various management and leadership roles at Chevron Oil Company. Mr. Albers holds a Bachelor of Science degree in Mining Engineering from Lehigh University.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of May 15, 2008, of each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Positions Held

Billy F. Mitcham, Jr.	60	President and Chief Executive Officer
Robert P. Capps	54	Executive Vice President of Finance and Chief Financial Officer
Paul Guy Rogers	58	Executive Vice President of Business Development
Guy Malden	56	Executive Vice President of Marine Systems

Billy F. Mitcham, Jr.’s biographical information may be located under “Proposal 1: Election of Directors – Information About Director Nominees.”

Robert P. Capps’ biographical information may be located under “Proposal 1: Election of Directors – Information About Director Nominees.”

Paul Guy Rogers has served as our Vice President of Business Development since October 2001. From February 1993 to September 2001, Mr. Rogers served as Senior Sales Representative with Geo Space LP, a worldwide manufacturer of geophysical equipment, with responsibilities for sales in the United States and Latin America. Mr. Rogers has 15 years of experience in the geophysical industry.

Guy Malden has served as our Vice President of Marine Systems since January 2004. Mr. Malden has 30 years experience in the geophysical industry and has been with Mitcham Industries since 2002. From 1999 to 2002, he served as Vice President of Operations for American International Exploration Group. From 1993 to 1999, he served in various management capacities with several seismic equipment manufacturers, most notably Syntron, Inc. From 1975 to 1993, Mr. Malden served in various field and management capacities with Geophysical Service Inc./Halliburton Geophysical Services. Mr. Malden holds a degree in Marine Geology from Long Island University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

Our business strategy is to meet the needs of the seismic industry by providing leasing services for a wide range of equipment and to provide technologically advanced solutions for marine seismic applications. To achieve this, we leverage one of our key strengths – the expertise of our executive officers.

Our executive compensation program is structured principally around one goal – attracting, motivating and retaining top executive talent with the requisite skills and experience to execute our business strategy. Because we have no direct public competitors in our industry, we compete with many larger companies for top executive-level talent. Accordingly, we generally target compensation at competitive market levels. In addition, we believe our executive officers should be rewarded for executing goals that are designed to increase shareholder value. As a result, the Compensation Committee of our Board (for purposes of this Analysis, the “Committee”) considers company performance measures and evaluates individual performance when determining selected elements of our executive compensation program. These elements consist primarily of base salaries, annual cash incentives and long-term equity-based incentives. The Committee combines the compensation elements for each executive officer in a manner that we believe optimizes the officer’s contribution to our company.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2008, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term shareholder value. To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled officers that are key to our long-term success;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers;

•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized; and

•	avoiding the creation of an environment that might cause undo pressure to meet specific financial goals.

Implementing Our Objectives

Role of the Committee, Management and Compensation Consultant

Our Board of Directors has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer also plays an important role in the executive compensation process, by overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. However, all final decisions regarding our Named Executive Officers’ compensation remain with the Committee, and, in particular, company management has no involvement with the compensation decisions with respect to our Chief Executive Officer. During fiscal 2008, the Committee engaged the services of Villareal & Associates (the “Compensation Consultant”), a consulting firm experienced in executive and overall compensation practices and policies as well as having access to national compensation surveys and our compensation information to help the Committee calibrate the form and amount of executive compensation. Additional information regarding the role and authority of the Committee, the Compensation Consultant and management in the process for determining executive compensation is provided in this proxy statement in “Corporate Governance – Committees of Our Board – Compensation Committee.”

Determining Compensation

The Committee, which relies upon the judgment of its members in making compensation decisions, has established a number of processes to assist it in ensuring that our executive compensation program supports our objectives and company culture. Among those are competitive benchmarking, assessment of individual and company performance and a total compensation review, which are described in more detail below.

Competitive Benchmarking. Although we have no public direct competitors, the Committee compares our executive pay practices against other companies to assist it in the review and comparison of each element of compensation for our executive officers. This practice recognizes that (1) our compensation practices must be competitive in the marketplace and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program.

The Committee usually begins its competitive market analysis in the first quarter of fiscal the year in which the compensation decisions are made. The comparative compensation data used in the Committee’s analysis is derived by the Compensation Consultant from comprehensive surveys performed by third parties. For the fiscal year ended January 31, 2008, compensation indices from the ECS Industry Report on Top Management Compensation, which was prepared by Watson Wyatt Data Services, and the Salary Assessor, which was prepared by Economic Research Institute, were used in the Committee’s analysis. As part of this analysis, the Committee compared the compensation of our executive officers with the companies in the following groups (collectively, “Peer Companies”):

•	Companies in all industries with comparable total revenues.

•	Companies in the Oil Services / Equipment Sector with comparable total revenues.

Because we have no public direct competitors, the Committee believes it is difficult to obtain directly comparable data from which to derive an overall compensation program for our senior managers, including our Named Executive Officers. We do, however, compete for management personnel with a number of companies within the oil field services industry. Given the strong business environment within this industry, a very competitive market for experienced senior management has developed.

In order to compete effectively for this senior level talent, the Committee determined during fiscal 2008 to develop an incentive compensation program for all of our senior managers, including our Named Executive Officers. The Committee examined the public filings of several companies involved in the oil field services industry, including some who are involved in the seismic industry, to determine the nature of incentive compensation programs that they employ. These companies included Bolt Technology Corporation, Geokinetics, Inc., Ion Geophysical Corporation, Omni Energy Services Corp., OYO Geospace Corporation and Basic Energy Services, Inc. The Committee believes these companies represent a sample of companies comparable to ours as well as organizations with which we compete for senior management talent. In particular, these companies are involved in oil field services industry and several are directly involved in the seismic industry, either as service providers or as manufacturers. The Committee also believes that each of these companies has experienced significant growth in recent periods. In addition, several of these companies have international as well as domestic operations. The incentive compensation program adopted by the Committee is described in more detail under “Elements of Our Executive Compensation Program – Annual Incentive Compensation Program.”

Due to our organizational structure and diverse international operations, comparisons of survey data to the job descriptions of our executive officers is sometimes difficult. Furthermore, the complexities of our operations and the skills needed of our executive officers are, we believe, greater than those of most companies with comparable total revenues. Therefore, we at times target base salary and annual cash incentive compensation levels that are in the top quartile of the survey information for our Peer Companies. The Committee believes that targeting this level of compensation helps to meet our overall total rewards strategy and executive compensation objectives outlined above.

Assessment of Individual and Company Performance. We believe that a balance of individual and company performance criteria should be used in establishing total compensation. Company performance determines a portion of amounts earned under our annual incentive compensation program and is a major factor in the value of equity-based compensation. Individual performance is the primary determining factor in establishing base salaries, as well as a significant portion of our annual incentive compensation program. These performance measures are discussed in more detail below.

Total Compensation Review. Each April, the Committee reviews each executive officer’s base salary, annual cash incentive and long-term equity-based incentives. In addition to these primary compensation elements, the Committee periodically reviews perquisites and other compensation as well as payments that would be required under employment agreements and our equity-based plans. Following its April 2007 review, the Committee determined that these elements of compensation were reasonable in the aggregate in relation to the market data analyzed by the Committee.

Elements of Our Executive Compensation Program

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our Peer Companies. In furtherance of these goals, our executive compensation program consists primarily of three basic components:

•	base salaries;

•	annual incentive payments; and

•	long-term equity-based incentives.

The distribution of compensation among the various components of compensation is driven by our belief that a significant portion of each Named Executive Officer’s compensation should be at risk. The practice of emphasizing variable compensation suits our philosophy of linking pay to performance, both on an individual and entity level.

The following table shows the allocation of base salary, annual cash incentives and long-term equity-based incentives among fixed, short-term variable and long-term variable compensation for our Named Executive Officers for the fiscal year ended January 31, 2008:

			Short-Term	Long-Term
			Variable	Variable
Named Executive		Fixed	(Annual Cash	(Equity-Based
Officer	Title	(Base Salary)	Incentives)	Incentives)

Billy F. Mitcham, Jr.	President and Chief Executive Officer	33%	30%	37%
Robert P. Capps	Executive Vice President and Chief Financial Officer	29%	26%	45%
Paul Guy Rogers	Vice President Business Development	38%	32%	30%
Guy Malden	Vice President Marine Systems	37%	34%	29%

The distribution of compensation between (1) the fixed element of base salary and the variable elements of annual cash incentives and long-term equity-based incentives and (2) the total mix of cash and equity compensation is primarily influenced by the Committee’s competitive market analysis and its desire to balance short-term and long-term goals. The distribution of compensation between short-term and long-term variable compensation is primarily influenced by the Committee’s desire to provide our executive officers a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our philosophy has been to establish base salaries near the top range of such salaries at the Peer Companies.

In addition to providing a base salary that is competitive with the market, we target salary compensation to align each of our Named Executive Officer’s salary level relative to the other officers so that it accurately reflects each officer’s relative skills, responsibilities, experiences and contributions to our company. To that end, annual salary adjustments are based on many individual factors, including:

•	the responsibilities of the officer;

•	period over which the officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition to individual factors listed above, the Committee considers our overall business performance, such as our earnings before interest, taxes, depreciation and amortization (or EBITDA), leasing growth, sales growth and implementation of directives. While these metrics generally provide context for making salary decisions, base salaries decisions do not depend on the attainment of specific goals or performance levels.

Base salaries are generally reviewed annually, but are not automatically increased if the Committee believes that the other elements of compensation are more appropriate in light of its stated objectives. After consideration of the factors described above, the Committee approved increases in the annual base salary of approximately 9.5% to 11.8% effective July 1, 2007. The Committee specifically considered increased experience and years of service when granting these salary increases.

The following table provides the base salaries for our Named Executive Officers in fiscal years 2007 and 2008 and the percentage increase in their 2008 base salary from their 2007 base salary:

Named Executive Officer	2007 Base Salary	2008 Base Salary	Percentage Increase

Billy F. Mitcham, Jr.	$335,000	$370,000	9.5%
Robert P. Capps	$175,000	$195,000	10.3%
Paul Guy Rogers	$175,000	$195,000	10.3%
Guy Malden	$172,000	$195,000	11.8%

Bonus Awards

In December 2007, a discretionary bonus was awarded to each of our Named Executive Officers in connection with holiday bonuses given all of our U.S. based employees. These bonus awards are immaterial in amount and ranged in size from 1.0% to 1.8% of base salary. The amounts awarded to our Named Executive Officers during the fiscal year ended January 31, 2008 are set forth in the “Bonus” column of the Summary Compensation Table.

Annual Incentive Compensation Program

For the reasons set forth above under “— Implementing Our Objectives – Determining Compensation,” the Committee approved an annual incentive compensation program in October 2007 for our senior managers, including, but not limited to, our Named Executive Officers. The program provides for incentive payments (“Performance Awards”) based partially on attainment of corporate-wide financial goals and partially on discretionary factors. The program further provides for payment of a portion of the earned amounts in cash and a portion in phantom shares, as more fully described below. The Committee wanted to provide for a portion of the potential payments based upon attainment of corporate-wide financial goals in order to provide an incentive to our senior managers that was aligned with the financial success of our company as a whole. At the same time, the Committee felt it was important to provide for a discretionary portion of potential payments in order to provide flexibility to recognize contributions made by individual officers that may not be reflected in corporate-wide financial results. The Committee believed that providing a significant discretionary component would mitigate any undue pressure on the officers to achieve specific corporate financial goals. Further, the Committee determined that a portion of any earned amounts should be paid in our common stock and that a service period should be required before such common stock could be sold. The Committee believed this feature would help align the goals of our senior managers with our shareholders over a longer period of time.

The program consists of three components, each of which is described in more detail below. The total value of the combined payments made under the three components may not exceed 100% of each Named Executive Officer’s base salary. Each of our Named Executive Officers must remain an employee of our company as of May 15, 2008 to receive payments under the program. If the officer’s employment terminates due to death or disability after May 15, 2008 but prior to May 15, 2009, he will immediately vest in any phantom shares awarded and be paid in common stock at that time. If the officer’s employment is terminated for any other reason after May 15, 2008 but prior to May 15, 2009, he will forfeit his phantom shares.

Under the first component of the program (the “Threshold Component”), each of our Named Executive Officers is entitled to receive an amount equal to 20% of his base salary if our consolidated earnings before income taxes for the fiscal year ended January 31, 2008 (the “Actual Earnings”) is equal to or greater than 90% of the target amount (the “Earnings Target”) established by the Committee. For fiscal 2008, the Earnings Target was $14,147,000. The Committee believed this was an aggressive, yet achievable, target. This amount represented an increase of approximately 90% over the comparable amount in fiscal 2007.

Under the second component of the program (the “Incentive Pool Component”), each of our Named Executive Officers is entitled to receive his pro-rata share of an incentive pool that is equal to 20% of (1) our Actual Earnings less (2) the Earnings Target. The Named Executive Officer’s pro-rata share of the incentive pool is calculated by multiplying the aggregate amount of the incentive pool by the ratio of the officer’s salary compared to the aggregate salaries of all recipients of Performance Awards. However, the officer’s pro rata share of the incentive pool may not exceed 55% of his base salary. Actual Earnings for fiscal 2008 was $16,927,000. The amount by which Actual Earnings exceeded the Earnings Target was $2,780,000 and, accordingly, the incentive pool was funded with $556,000. Each of our Named Executive Officers received a payout amount equal to 40.7% of his annual base salary.

Two-thirds of the amount earned under the first and second components of our annual incentive program is payable in cash and one-third is payable in phantom shares (the “Equity Payout Value”). The number of phantom shares is determined by dividing the Equity Payout Value by the trading price of our common stock on the date the award is made. The result is the number of phantom shares, rounded to the next highest whole number, that is granted to the officer. The phantom shares vest one year from the date of grant and, upon vesting, convert into one an equal number of shares of common stock.

Under the third component of the program (the “Discretionary Component”), each of our Named Executive Officers is entitled to receive a cash payment equal up to 25% of his annual base salary at the discretion of the Committee. The amount earned by each officer under this component is based on his individual contributions as determined by the Committee. Factors considered in determining the amount for fiscal 2008 included non-financial operational results and accomplishments in each Named Executive Officers’ area of responsibility, specific challenges faced by the Named Executive Officer and how those challenges were addressed. The awards earned by each Named Executive Officer under this discretionary component of the program during the fiscal year ended January 31, 2008 are reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Equity-Based Incentives

Our long-term equity-based incentive program is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value. To achieve these objectives, we generally rely on a combination of grants of stock options and restricted stock, which are made pursuant to the Mitcham Industries, Inc. Stock Awards Plan.

In determining the level of equity-based compensation, the Committee makes a subjective determination based on the same factors that are used to determine the discretionary portion of the annual cash incentives described above. In addition, when deciding whether to award restricted stock versus stock options, the

Committee considers the total amount of awards and attempts to maintain a balance between the restricted stock and stock options held by each executive officer. Providing a combination of restricted stock and stock options balances the Committee’s concern that equity awards serve as a retention tool while also serving as an incentive to increase shareholder value, with the expectation that each Named Executive Officer would focus his efforts on improving our stock price performance. Existing ownership levels are not a factor in the total award determination, as we do not want to discourage executives from holding significant amounts of our common stock.

Messrs. Mitcham, Capps, Rogers and Malden each received grants of restricted stock in July 2007 and grants of stock options in September 2007. One-third of the stock options vest and the restrictions on one-third of the restricted stock lapse on the first, second and third anniversaries of the grants. We believe that these vesting schedules aid us in retaining our executive officers and motivating longer-term performance.

The long-term equity-based incentive grants awarded to our Named Executive Officers during the fiscal year ended January 31, 2008 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Other Benefits

In addition to base salaries, annual cash incentives and long-term equity-based incentives, we provide the following forms of compensation:

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees in the United States.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Pursuant to our employment agreement with Mr. Mitcham, we maintain a term life insurance policy in an amount equal to at least three times his annual salary. In addition, we pay for club membership privileges that are used for business and personal purposes by Messrs. Mitcham and Rogers. We also provide each of Messrs. Mitcham, Rogers and Mr. Malden with the use of a company-owned automobile, as they are required to drive considerable distances in order to visit existing and potential customers. All of our executive officers participate in our 401(K) retirement plan that is available to all of our employees in the United States.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreement with Billy F. Mitcham, Jr.

We maintain an employment agreement with our President and Chief Executive Officer, Mr. Mitcham, to ensure that he will perform his role for an extended period of time. This agreement is described in more detail elsewhere in this proxy statement. Please read “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreement with Billy F. Mitcham, Jr.” This agreement provides for severance compensation to be paid if the employment of Mr. Mitcham is terminated under certain conditions, such as constructive termination and termination without cause, each as defined in the agreement.

The employment agreement between Mr. Mitcham and us and the related severance provisions are designed to meet the following objectives:

•	Constructive Termination. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we have agreed to provide severance compensation to Mr. Mitcham if he terminates his employment within 60 days following a “constructive termination” (as defined in the employment agreement) to promote his ability to act in the best interests of our shareholders even though his duties and responsibilities could be changed as a result of the transaction.

•	Termination without Cause. If we terminate Mr. Mitcham’s employment without cause, we are obligated to pay him certain compensation and other benefits as described in greater detail in “Potential Payments upon Termination or Change in Control” below. We believe these payments are appropriate because Mr. Mitcham is bound by confidentiality, non-solicitation and non-compete provisions for a period of two years after termination and because Mr. Mitcham and we have mutually agreed to a severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our shareholders’ best interests.

We believe that the triggering events under Mr. Mitcham’s employment agreement represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent at the time they were negotiated.

Equity-Based Plans

Under the terms of our equity incentive plans, any unvested grants will become vested and, in the case of stock options, exercisable, upon the executive officer’s death or disability or upon a change in control of our company (as defined in the applicable award agreement). We believe these triggering events represent the general market triggering events found in comparable agreements of companies against whom we compete for executive-level talent.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Stock ownership guidelines have not been implemented by the Committee for our executive officers. Our Insider Stock Trading Policy discourages, but does not prohibit, executive officers from entering into derivative transactions related to our common stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation Decisions

Our Board has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Committee will evaluate any potential impact of the proposed rules as necessary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

Respectfully submitted by the Compensation Committee,

Peter H. Blum (Chairman)
R. Dean Lewis
John F. Schwalbe

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our four current executive officers, including our Chief Executive Officer and Chief Financial Officer.

Summary Compensation Table for the Year Ended January 31, 2008

	Fiscal Year							Non-Equity
Name and	Ended				Stock	Option		Incentive Plan		All Other
Principal Position	January 31,	Salary	Bonus		Awards(1)	Awards(2)		Compensation(3)		Compensation		Total
		($)	($)		($)	($)		($)		($)		($)

Billy F. Mitcham, Jr.	2008	352,500	92,314	(4)	127,906	257,227		224,578	(5)	25,671	(6)	1,080,196
President and Chief Executive Officer	2007	322,500	89,794	(4)	52,447	330,601		—		75,139	(6)	870,481
Robert P. Capps	2008	185,000	48,314	(8)	13,563	278,998		118,359	(9)	—		644,234
Executive Vice President and Chief Financial Officer(7)	2007	105,449	54,503	(8)	—	277,469	(10)	—		12,500	(11)	449,921
Paul Guy Rogers	2008	185,000	33,689	(12)	55,159	91,091		118,359	(13)	—	(14)	483,298
Vice President Business Development	2007	170,833	54,889	(12)	19,716	93,229		—		—		338,667
Guy Malden	2008	183,500	48,314	(15)	55,159	91,091		118,359	(16)	—	(14)	496,423
Vice President Marine Systems	2007	167,833	54,368	(15)	17,545	92,451		—		—		332,197

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2008 in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“FAS 123R”). Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended January 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on (a) March 31, 2006 and September 11, 2006 to Messrs. Mitcham, Rogers and Malden; and (b) July 12, 2007 to Messrs. Mitcham, Capps, Rogers and Malden. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2008 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended January 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on (a) January 31, 2005 and March 31, 2006 to Messrs. Mitcham, Rogers and Malden; (b) June 26, 2006 to Mr. Capps; and (c) September 7, 2007 to Messrs. Mitcham, Capps, Malden and Rogers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	Includes amounts earned pursuant to the performance-based components of our Stock Awards Plan. See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Annual Incentive Compensation Program.”

(4)	Amount for 2008 consists of $87,875 cash award paid in May 2008 under the Discretionary Component of the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007. Amount for 2007 consists of discretionary cash bonus of $85,000 paid in July 2007 and holiday cash bonus of $4,439 paid in December 2006. Prior to July 2007, the Compensation Committee had not determined the amount of the discretionary cash bonus, if any. Accordingly, this amount was not reflected in our proxy statement for the 2007 Annual Meeting of Shareholders.

(5)	Consists of performance-based awards of $149,719 payable in cash and $74,859 payable in Phantom Stock Units under the Threshold Component and Incentive Pool Component of the annual incentive compensation program.

(6)	For the year ended January 31, 2008, includes life insurance premiums of $18,000, automobile costs of $1,126, country club dues of $5,312 and matching contributions to our 401(k) retirement plan of $1,233. For the year ended January 31, 2007, includes life insurance premiums of $69,000, automobile costs of $1,126 and country club dues of $5,013. Automobile costs are determined by multiplying the Alternative Lease Value, as published by the Internal Revenue Service, by the percentage of personal use mileage versus total mileage for the year.

(7)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he also assumed the position of Executive Vice President and Chief Financial Officer.

(8)	Amount for 2008 consists of $43,875 cash award paid in May 2008 under the Discretionary Component of the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007. Amount for 2007 consists of discretionary cash bonus of $50,000 paid in July 2007 and holiday cash bonus of $4,439 paid in December 2006. Prior to July 2007, the Compensation Committee had not determined the amount of the discretionary cash bonus, if any. Accordingly, this amount was not reflected in our proxy statement for the 2007 Annual Meeting of Shareholders.

(9)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the Threshold Component and Incentive Pool Component of the annual incentive compensation program.

(10)	Includes $73,355 related to awards made in connection with Mr. Capps’ role as a director before he became an executive officer.

(11)	Represents “Fees Earned or Paid in Cash” to Mr. Capps as a member of our Board for the period prior to his becoming an executive officer.

(12)	Amount for 2008 consists of $29,250 cash award paid in May 2008 under the Discretionary Component of the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007. Amount for 2007 consists of discretionary cash bonus of $50,000 paid in July 2007 and holiday cash bonus of $4,489 paid in December 2006. Prior to July 2007, the Compensation Committee had not determined the amount of the discretionary cash bonus, if any. Accordingly, this amount was not reflected in our proxy statement for the 2007 Annual Meeting of Shareholders.

(13)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the Threshold Component and Incentive Pool Component of the annual incentive compensation program.

(14)	Value of perquisites and personal benefits is less than $10,000 in the aggregate.

(15)	Amount for 2008 consists of $43,875 cash award paid in May 2008 under the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007. Amount for 2007 consists of discretionary cash bonus of $50,000 paid in July 2007 and holiday cash bonus of $4,368 paid in December 2006. Prior to July 2007, the Compensation Committee had not determined the amount of the discretionary cash bonus, if any. Accordingly, this amount was not reflected in our proxy statement for the 2007 Annual Meeting of Shareholders.

(16)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the Threshold Component and Incentive Pool Component of the annual incentive compensation program.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards, if any, that have been transferred during the fiscal year ended January 31, 2008.

Grants of Plan-Based Awards for the Year Ended January 31, 2008

		All Other
		Stock	All Other
		Awards:	Option		Grant Date
		Number	Awards:	Exercise or	Fair
		of	Number	Base	Value of
		Shares of	of Securities	Price of	Stock and	Estimated Future Payments Under
	Grant	Stock or	Underlying	Option	Option	Non-Equity Incentive Plan Awards
Name	Date	Units	Options	Awards	Awards	Threshold	Target	Maximum
		(#)	(#)	($/Sh)	($)	($)	($)	($)

Billy F. Mitcham, Jr.	7-12-07	6,000	—	—	120,000	—	—	—
	9-07-07	—	25,000	17.70	232,959	—	—	—
	—	—	—	—	—	—	—	74,000	(1)
	—	—	—	—	—	—	—	203,500	(2)

Robert P. Capps	7-12-07	2,000	—	—	40,000	—	—	—
	9-07-07	—	15,000	17.70	139,776	—	—	—
	—	—	—	—	—	—	—	39,000	(1)
	—	—	—	—	—	—	—	107,250	(2)

Paul Guy Rogers	7-12-07	2,000	—	—	40,000	—	—	—
	9-07-07	—	15,000	17.70	139,776	—	—	—
	—	—	—	—	—	—	—	39,000	(1)
	—	—	—	—	—	—	—	107,250	(2)

Guy Malden	7-12-07	2,000	—	—	40,000	—	—	—
	9-07-07	—	15,000	17.70	139,776	—	—	—
	—	—	—	—	—	—	—	39,000	(1)
	—	—	—	—	—	—	—	107,250	(2)

(1)	Under the Threshold Component of our annual incentive compensation program, each Named Executive Officer will receive an award equal to 20% of his base salary if our earnings before income taxes for the year ended January 31, 2008 equals or exceeds 90% of the Earnings Target. Two-thirds of the award is payable in cash and one-third is payable in Phantom Stock Units. See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Annual Incentive Compensation Program” for a more complete description of this award.

(2)	Under the Incentive Pool Component of our annual incentive compensation program, each Named Executive Officer will receive an additional award if our earnings before income taxes for the year ended January 31, 2008 exceeds the Earnings Target. The amount of this award will be equal to each Named Executive Officer’s pro-rata share of an incentive pool amount, based on the base salary of all participants in the program. The incentive pool amount will be equal to 20% of the excess, if any, of earnings before income taxes for the year ended January 31, 2008 over the Earnings Target. In no event, however will a participant’s award exceed 55% of his base salary. Two-thirds of the award is payable in cash and one-third is payable in Phantom Stock Units. See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Annual Incentive Compensation Program” for a more complete description of this award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Compensation

In July 2007, the Compensation Committee granted Messrs. Mitcham, Capps, Rogers and Malden restricted stock pursuant to our Stock Awards Plan. In September 2007, the Compensation Committee granted Messrs. Mitcham, Capps, Rogers and Malden stock options pursuant to our Stock Awards Plan. For a description of the grants, including the vesting schedule for the stock options and the dates that the restrictions lapse on the restricted stock, please see “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Long-Term Equity-Based Incentives.”

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

		Percentage of Total
Name	Year	Compensation

Billy F. Mitcham, Jr.	2008	41%
	2007	47%

Robert P. Capps(1)	2008	36%
	2007	35%

Paul Guy Rogers	2008	45%
	2007	67%

Guy Malden	2008	47%
	2007	67%

(1)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he also assumed the position of Executive Vice President and Chief Financial Officer.

Employment Agreement with Billy F. Mitcham, Jr.

Effective January 15, 1997, we entered into an employment agreement with Mr. Mitcham for a term of five years, beginning January 15, 1997, which term is automatically extended for successive one-year periods unless either party gives written notice of termination at least 30 days prior to the end of the current term. The agreement provides for an annual salary of $150,000, subject to increase by our Board. Pursuant to the employment agreement, we are required to maintain a term life insurance policy in an amount equal to at least three times Mr. Mitcham’s annual salary.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of January 31, 2008

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of	Market Value of
	Unexercised	Unexercised		Option	Option	Shares or Units	Shares or Units
	Options	Options		Exercise	Expiration	of Stock That	of Stock That
Name	(#) Exercisable	(#) Unexercisable		Price	Date	Have Not Vested	Have Not Vested
				($)		(#)	($)

Billy F. Mitcham, Jr.	70,500	—		3.56	2-23-09	—	—
	45,000	—		5.13	7-27-10	—	—
	80,000	—		5.00	7-18-11	—	—
	85,000	—		1.99	8-15-12	—	—
	30,000	—		1.90	7-17-13	—	—
	25,000	—		4.16	7-13-14	—	—
	50,000	—		6.18	1-31-15	—	—
	16,667	33,334	(1)	16.64	3-31-16	—	—
	—	25,000	(2)	17.70	9-07-17	—	—
	—	—		—	—	17,000 (3)	285,600

Robert P. Capps(4)	25,000	—		8.98	7-21-15	—	—
	20,000	60,000	(5)	12.57	6-26-16	—	—
	—	15,000	(2)	17.70	9-07-17	—	—
	—	—		—	—	2,000 (5)	33,600

Paul Guy Rogers	10,000	—		4.60	10-23-11	—	—
	20,000	—		1.99	8-15-12	—	—
	12,500	—		1.90	7-07-13	—	—
	10,000	—		6.18	1-31-15	—	—
	5,000	10,000	(1)	16.64	3-31-16	—	—
	—	15,000	(2)	17.70	9-07-17	—	—
	—	—		—	—	7,334 (7)	123,211

Guy Malden	6,500	—		6.18	1-31-15	—	—
	5,000	10,000	(1)	16.64	3-31-16	—	—
	—	15,000	(2)	17.70	9-07-17	—	—
	—	—		—	—	7,334 (7)	123,211

(1)	One-half of the underlying option shares for the remaining unexercisable stock options granted on March 31, 2006 will become exercisable on each of March 31, 2008 and March 31, 2009.

(2)	One-third of the underlying option shares for the remaining unexercisable stock options granted on September 7, 2007 will become exercisable on each of September 7, 2008, September 7, 2009 and September 7, 2010.

(3)	The remaining unvested restricted stock awards granted on March 31, 2006 will vest as follows: 2,500 shares on March 31, 2008 and 2,500 shares on March 31, 2009. The remaining unvested restricted stock awards granted on September 11, 2006 will vest as follows: 3,000 shares on September 11, 2008 and 3,000 shares on September 11, 2009. The remaining unvested stock awards granted on July 12, 2007 will vest as follows: 2,000 shares on July 12, 2008, 2,000 shares on July 12, 2009 and 2,000 shares on July 12, 2010.

(4)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he also assumed the position of Executive Vice President and Chief Financial Officer.

(5)	The underlying option shares for the remaining unexercisable stock options granted on June 26, 2006 will become exercisable as follows: 20,000 shares on June 26, 2008, 20,000 shares on June 26, 2009 and 20,000 shares on June 26, 2010.

(6)	The remaining unvested restricted stock awards granted on July 12, 2007 will vest as follows: 666 shares on July 12, 2008; 667 shares on July 12, 2009; and 667 shares on July 12, 2010.

(7)	The remaining unvested restricted stock awards granted on March 31, 2006 will vest as follows: 667 shares on March 31, 2008 and 667 shares on March 31, 2009. The remaining unvested restricted stock awards granted on September 11, 2006 will vest as follows: 2,000 shares on September 11, 2008 and 2,000 shares on September 11, 2009. The remaining unvested stock awards granted on July 12, 2007 will vest as follows: 666 shares on July 12, 2008, 667 shares on July 12, 2009 and 667 shares on July 12, 2010.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock option and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended January 31, 2008 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested for the Year Ended January 31, 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)

Billy F. Mitcham, Jr.	—	—	5,500	87,895

Robert P. Capps	—	—	—	—

Paul Guy Rogers	—	—	2,667	43,952

Guy Malden	3,500	44,879	2,667	43,952

Potential Payments upon Termination or Change in Control

We have entered into arrangements with certain of our Named Executive Officers that provide additional payments and/or benefits upon a change in control of our company and/or in connection with the termination of the Named Executive Officer’s employment. For our Chief Executive Officer, Mr. Mitcham, these agreements include both an employment agreement and the award agreements that govern his equity awards. For the remaining Named Executive Officers, these agreements consist solely of the award agreements governing the officers’ equity awards. The following is a discussion of each of these arrangements and their applicability to a termination of employment and/or a change in control of our company. Unless otherwise provided, the dollar amounts disclosed assume that the triggering event for the payment(s) and/or benefit(s) was January 31, 2008, and the value of our stock on that day was $16.80. As a result, the dollar amounts disclosed are merely estimates of the amounts or benefits that would be payable to the Named Executive Officers upon their termination or a change in control of our company. The actual dollar amounts can only be determined at the time of the Named Executive Officer’s termination or the change in control.

Equity-Based Plans

Stock options and shares of restricted stock awarded to the Named Executive Officers under our 1998 Amended and Restated Stock Awards Plan and our Stock Awards Plan will become vested and, in the case of stock options, exercisable, upon the Named Executive Officer’s death or disability or upon a change in control of our company. The equity awards will be cancelled without payment if the Named Executive Officer is terminated for cause, or for a reason other than death or disability.

For purposes of our equity compensation plans, termination for cause shall result if: (1) the officer acts dishonestly and the direct or indirect consequence of such action is a personal enrichment to that executive, (2) the officer is unable to perform his duties in a satisfactory manner or (3) the officer fails to consistently perform his duties at a level that our Board has, by written notice, informed the officer is expected from him. An officer will be considered “disabled” if he becomes entitled to benefits under our long-term disability plan.

Pursuant to our Stock Awards Plan, a change in control may occur in two ways. If a stock option or restricted stock award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any event that would be considered a change in control under Section 409A of the Code will also trigger accelerated vesting for the award. If the stock option or restricted stock award is not subject to Section 409A of the Code, a change of control shall mean the occurrence of any of the following events:

•	we are not the surviving entity in any merger, consolidation or other reorganization;

•	we sell, lease or exchange all or substantially all of our assets to a third party;

•	we dissolve or liquidate our company;

•	any person or entity acquires ownership of our securities which represent 35% or more of the voting power of our then outstanding securities entitled to vote in the election of directors; or

•	a change in the composition of our Board, where less than the majority of the directors are “incumbent directors.” An “incumbent director” is any director as of the date the Stock Awards Plan was adopted, or who is elected to the Board after such time by the vote of at least a majority of the directors in place at the time of the Stock Awards Plan’s adoption.

In order for our Named Executive Officers to receive value from the acceleration of vesting for stock options, the value of the stock on January 31, 2008 (the date of the accelerated vesting and hypothetical exercise of such options), must be a greater amount than the exercise price of the option. The following chart shows the amounts that each of our Named Executive Officers would have received due to the accelerated vesting on January 31, 2008 for a termination of employment due to death or disability, or a change in control:

Value of Accelerated Equity Awards as of January 31, 2008

Name	Number of Securities	Exercise Price	Value(1)

Billy F. Mitcham, Jr.
Stock Options	33,334	$16.64	$5,333
Restricted Stock	17,000	—	$285,600
Total			$290,933
Robert P. Capps
Stock Options	60,000	$12.57	$253,800
Restricted Stock	2,000	—	$33,600
Total			$287,400
Paul Guy Rogers
Stock Options	10,000	$16.64	$1,600
Restricted Stock	7,334	—	$123,211
Total			$124,811
Guy Malden
Stock Options	10,000	$16.64	$1,600
Restricted Stock	7,334	—	$123,211
Total			$124,811

(1)	The stock option values in this column were calculated by multiplying (a) the number of stock options that had an exercise price below the fair market value of the stock on January 31, 2008 by (b) the difference in the exercise price and the fair market value of the stock. The restricted stock awards were calculated by multiplying (a) the shares of unvested restricted stock each officer held on January 31, 2008 by (b) $16.80, the fair market value of the stock on that day.

Employment Agreement with Billy F. Mitcham, Jr.

We have entered into an employment agreement with Mr. Mitcham, the general terms of which are described above. Mr. Mitcham’s severance provisions are dependent upon the following terms:

•	A for “cause” termination will occur if Mr. Mitcham: (1) materially breaches his employment agreement, (2) appropriates a material business opportunity for his own personal benefit, (3) engages in fraudulent or dishonest activities with respect to us or our business affairs or (4) is convicted of or is indicted for a criminal offense.

•	“Constructive termination” is defined as: (1) a material reduction in Mr. Mitcham’s duties and responsibilities without his prior consent or (2) a reduction in, or our failure to pay, any portion of Mr. Mitcham’s base salary.

•	Mr. Mitcham will have suffered a “disability” if, for physical or mental reasons, he is unable to perform his duties under the employment agreement for a period of 120 consecutive days, or 180 days during any 12 month period.

Pursuant to this employment agreement, in the event his employment is terminated by us “without cause” or he terminates his employment with us within 60 days following a “constructive termination,” Mr. Mitcham will be entitled to a severance payment in an amount equal to $450,000, payable in equal monthly payments over a period of 24 months following the date of termination.

If Mr. Mitcham’s employment with us is terminated as a result of his disability, we will continue to pay to him his base salary (determined as of the date of his disability) for the lesser of (1) six consecutive months or (2) the period until disability insurance benefits commence under any disability insurance coverage furnished by us to Mr. Mitcham. Under our long-term disability insurance program, coverage commences on the 61st day after the covered employee is unable to perform his or her job functions, thus Mr. Mitcham would receive $58,750, which is two months of salary calculated according to the base salary Mr. Mitcham was receiving as of January 31, 2008.

Mr. Mitcham’s employment agreement provides for automatic expiration of any stock options Mr. Mitcham may hold at the time of either a for cause termination or a resignation. Upon a termination for any reason other than a termination for cause, resignation or death, his options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements. If Mr. Mitcham’s employment with us is terminated as a result of his death, all of his outstanding options will become fully vested and exercisable as of the date of his death. All options will expire on the one-year anniversary of his death. The value of the accelerated vesting upon these events in accordance with the option agreements is disclosed in the “Value of Accelerated Equity Awards as of January 31, 2008” table above.

Mr. Mitcham’s employment agreement contains standard non-solicitation and non-compete provisions that are effective during the term of the employment agreement and for 24 months following his date of termination.

DIRECTOR COMPENSATION

General

Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling fiduciary duties.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended January 31, 2008. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended January 31, 2008

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
	($)	($)	($)	($)

Peter H. Blum	79,000	22,050	417,987	519,037

John F. Schwalbe	35,000	—	208,993	243,993

R. Dean Lewis	32,000	—	208,993	240,993

Robert J. Albers(3)	—	—	—	—

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2008 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our non-employee directors. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended January 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of an award granted on March 31, 2006 for Mr. Blum. Mr. Blum had 2,000 shares of restricted stock outstanding as of January 31, 2008. The aggregate number of stock awards outstanding at January 31, 2008 for each of the directors is as follows: Mr. Blum 1,332 shares and Mr. Albers 3,000 shares.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2008 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our non-employee directors. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended January 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on July 27, 2006 and July 12, 2007 to Messrs. Blum, Schwalbe and Lewis. See “Equity-Based Compensation” below for a brief description of these awards. The aggregate number of stock option awards outstanding at January 31, 2008 for each of the directors is as follows: Mr. Blum – 350,000 shares; Mr. Schwalbe – 90,000 shares; Mr. Lewis – 90,000 shares; and Mr. Albers – 30,000. The grant date fair value for each option award granted during fiscal 2008 for each of the directors is as follows: Mr. Blum – $645,024 ; Mr. Schwalbe – $322,512; Mr. Lewis – $322,512; and Mr. Albers – $228,299.

(3)	Mr. Albers was appointed to our Board on January 30, 2008. Upon his election, he was granted an award of 3,000 shares of restricted stock that vest on January 30, 2009 and options to purchase 30,000 shares of common stock. The options have an exercise price of $16.83 per share and become exercisable in one-third increments on each of January 30, 2009, January 30, 2010 and January 30, 2011.

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer fee of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board;

•	an additional cash retainer of $5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee; and

•	an additional cash retainer of $2,000 per year for each member of the Compensation Committee, plus an additional $2,000 per year for the chairperson of the Compensation Committee.

Equity-Based Compensation

In addition to cash compensation, our non-employee directors are eligible, at the discretion of our full Board, to receive discretionary grants of stock options or restricted stock or any combination thereof under our equity compensation plans. On July 12, 2007, the Board of Directors awarded options to purchase 30,000 shares of common stock to each non-employee director (except for the Non-Executive Chairman) and options to purchase 60,000 shares to our Non-Executive Chairman pursuant our Stock Awards Plan. The grant was made after a review of the prior compensation of our non-employee directors. The option awards vest over a three year period beginning on the first anniversary of the grant date. Upon his appointment to our Board in January 2008, Mr. Albers was granted 3,000 shares of restricted stock and options to purchase 30,000 shares of commons stock pursuant to our Stock Awards Plan. The restrictions on the restricted stock lapse one year after the grant date and the stock options vest over a three year period beginning on the first anniversary of the grant date.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding our equity compensation plans is a follows:

Number of securities
	Number of		remaining available for
	securities to be		future issuance under
	issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding options	securities reflected in
	options and rights	and rights	column (a))
Plan Category	(a)	(b)	(b)

Equity compensation plans approved by security holders	1,390,000	$9.80	636,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,390,000	$9.80	636,000

PROPOSAL 2: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hein & Associates LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending January 31, 2009.

The engagement of Hein & Associates LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008, and has recommended, and our Board has approved their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

Although shareholder ratification of the selection of Hein & Associates LLP is not required, the Audit Committee and our Board consider it desirable for our shareholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain, on the proposal at the Annual Meeting is required to approve and ratify the selection of Hein & Associates LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our shareholders and us.

One or more representatives of Hein & Associates LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Hein & Associates LLP are expected to be available to respond to appropriate questions.

Our Board recommends a vote “FOR” the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

FEES AND EXPENSES OF HEIN & ASSOCIATES LLP

The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by Hein & Associates LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2008 and January 31, 2007:

	2008	2007

Audit fees(1)	$426,835	$381,300
Audit-related fees(2)	—	—
Tax fees(3)	—	115,948
All other fees(2)	—	—

Total Fees	$426,835	$497,248

(1)	Includes the audit of our annual consolidated financial statements, audit of our system of internal control over financial reporting and review of Quarterly Reports on Form 10-Q.

(2)	During the indicated periods, our independent registered public accounting firm did not provide us with any services of this nature.

(3)	Includes fees and expenses for services primarily related to tax compliance, tax advice and tax planning for certain acquisitions.

The Audit Committee also has approved a policy that requires committee pre-approval of the compensation and terms of service for audit services and any permitted non-audit services based on ranges of fees, and any changes in terms, conditions and fees resulting from changes in audit scope or other matters. Any proposed audit or non-audit services exceeding the pre-approved fee ranges require additional pre-approval by the Audit Committee or its chairman.

AUDIT COMMITTEE REPORT

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Mitcham Industries, Inc.

The Board of Directors, in its business judgment, has determined that each of Messrs. Schwalbe, Lewis and Blum is an independent director, as that term is defined in Rule 4350 of the NASDAQ Marketplace Rules, and meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. Our Board has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements contained in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, “Communications with Audit Committees”;

•	received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees” and discussed the independent registered public accounting firm’s independence with the firm; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

John F. Schwalbe (Chairman)
R. Dean Lewis
Robert J. Albers

ANNUAL REPORT

Our Annual Report for the fiscal year ended January 31, 2008 accompanies this proxy statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material. Additional copies of the Annual Report are available upon request.

OTHER MATTERS

As of the date hereof, our Board knows of no other business to be presented at the Annual Meeting. If any other matter properly comes before the meeting, however, it is intended that the persons named in the accompanying proxy will vote the proxy in accordance with the discretion and instructions of our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to the Securities and Exchange Commission’s rules and regulations, shareholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2009 Annual Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, shareholder proposals must be received by our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175 no later than February 3, 2009 to be eligible for inclusion in our proxy materials.

In addition, shareholders may present business at a shareholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our Board to be properly made at the time of our 2008 Annual Meeting of Shareholders, notice must be received by our Corporate Secretary at the address in the preceding paragraph by April 19, 2009.

Detailed information for submitting shareholder proposals and director nominations is available upon written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175.

MITCHAM INDUSTRIES, INC.
8141 SH 75 SOUTH
HUNTSVILLE, TX 77340
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mitcham Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MITCH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MITCHAM INDUSTRIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSALS (1) AND (2)

(1)	ELECTION OF DIRECTORS Nominees:
1.	Billy F. Mitcham, Jr.

2.	Peter H. Blum

3.	Robert P. Capps

4.	R. Dean Lewis

5.	John F. Schwalbe

6.	Robert J. Albers

For All	Withhold All	For All Except

¡	¡	¡
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

(2)	RATIFICATION OF THE SELECTION OF HEIN & ASSOCIATES LLP AS MITCHAM INDUSTRIES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2009.

For	Against	Abstain
¡	¡	¡

IMPORTANT: please sign exactly as your name or names appear(s) on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

	Yes	No
Please indicate if you plan to attend this meeting.	¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

MITCHAM INDUSTRIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON THURSDAY, JULY 24, 2008
     The undersigned hereby constitutes and appoints Billy F. Mitcham, Jr. and Peter H. Blum, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the common stock of Mitcham Industries, Inc. held of record by the undersigned on May 27, 2007 as if personally present at the Annual Meeting of Shareholders to be held on Thursday July, 24 2008 and any adjournment or postponement thereof, as designated on the reverse.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MITCHAM INDUSTRIES, INC. THE PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES ALL PREVIOUSLY SIGNED PROXIES.
     YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED OR ELECTRONICALLY VIA THE INTERNET AT www.proxyvote.com OR BY PHONE AT +1-800-690-6903.